UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
___________
Date of Report (Date of earliest event reported):
August 2, 2013 (July 29, 2013)

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MAGNUM HUNTER RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)
(832) 369-6986
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 29, 2013, the Compensation Committee of the Board of Directors approved bonuses related to the 2012 bonus cycle. Because bonus awards are contingent on the approval of the Compensation Committee, bonuses could not be calculated as part of the Summary Compensation Table included in the Company’s Form 10-K for the year ended December 31, 2012, filed on June 14, 2013. A restated Summary Compensation Table with these bonuses included is provided below. Capitalized terms and references refer to defined terms and references contained in the Company’s Form 10-K filed on June 14, 2013.
2012 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	All Other Compensation (4)	Total
Gary C. Evans (5)	2012	$465,000	$500,000	—	$2,943,232	$90,507	$3,998,739
Chairman and CEO	2011	$415,000	$650,000	—	$3,181,100	$73,129	$4,319,229
	2010	$300,000	$550,000	$1,188,001	$9,158,722	$28,999	$11,225,722
Ronald D. Ormand (6)	2012	$275,000	$50,000	—	$981,077	$28,057	$1,334,134
Executive V.P., CFO, and Secretary	2011	$250,000	$240,625	—	$1,223,500	$36,966	$1,751,091
	2010	$225,000	$200,000	—	$425,946	$16,869	$867,815
James W. Denny III	2012	$275,000	$275,000	—	$981,077	$61,454	$1,592,531
Executive V.P. and President, Appalachian Division	2011	$250,000	$240,625	—	$1,223,500	$68,981	$1,783,106
	2010	$225,000	$200,000	—	$170,379	$18,496	$613,875
H.C. “Kip” Ferguson (7)	2012	$275,000	$500,000	—	$981,077	$27,199	$1,783,276
Executive V.P. and President, Eagle Ford Division	2011	$250,000	$240,625	—	$1,223,500	$36,324	$1,750,449
	2010	$225,000	$200,000	—	$511,136	$15,304	$951,440
R. Glenn Dawson (8)	2012	$274,342	$200,000	—	$981,077	$13,668	$1,469,087
Executive V.P. and President, Williston Basin Division

(1)
The amounts reflected in this column show each NEO’s annualized salary for the majority of the year. For 2012, the amounts shown were effective April 16, 2012. For 2011, the amounts shown were effective March 1, 2011. For 2010, the amounts shown were effective April 1, 2010.

(2)	For a discussion of the 2012 Executive Bonus Program, refer to Short-Term Incentives above.

(3)
Represents the aggregate grant date fair value in accordance with Accounting Standards Codification 718, “Stock Compensation” (except no assumptions for forfeitures were included). For a discussion of the assumptions made in the valuation of stock and option awards, please refer to “Note 11 - Share-Based Compensation”.

(4)	Amounts in this column are detailed in the following All Other Compensation Table .

(5)
We entered into an employment agreement with Mr. Evans in May 2009. Pursuant to his employment agreement, Mr. Evans agreed to serve as the Chairman and Chief Executive Officer of the Company for a three-year term that expired on May 22, 2012. Mr. Evans’ duties and authorities under the agreement included those typically associated with the Chief Executive Officer. We agreed to pay Mr. Evans a minimum base salary of $254,000 during the first year of the employment agreement and minimums of $274,000 and $294,000 during the second and third years of the agreement, respectively. Mr. Evans’ employment agreement provided that he was eligible for an annual bonus based on performance criteria set by the Compensation Committee and to otherwise participate in all benefits, plans and programs, including improvements or modifications of the same, that were available to other executive employees of the Company. Mr. Evans’ employment agreement provided that he would serve as Chairman during the term of his agreement and that he could nominate to our Board one additional independent member. Mr. Evans’ employment agreement contained standard provisions concerning noncompetition, nondisclosure and indemnification. Mr. Evans’ employment agreement expired in May 2012.

(6)
We entered into an employment agreement with Mr. Ormand in May 2009. Pursuant to his employment agreement, Mr. Ormand agreed to serve as Executive Vice President and Chief Financial Officer for a three-year term that expired on May 22, 2012. Mr. Ormand’s duties and authorities under the agreement included those typically associated with the Chief Financial Officer. We agreed to pay Mr. Ormand a minimum base salary of $180,000 during the first year of the agreement and minimums of $200,000 and $220,000 during the second and third years of the agreement, respectively. Mr. Ormand’s employment agreement provided that he was eligible for an annual bonus based on performance criteria set by the Compensation Committee and to otherwise participate in all benefits, plans and programs, including improvements or modifications of the same, that were available to other executive employees of Company. Mr. Ormand’s employment agreement contained standard provisions concerning noncompetition, nondisclosure and indemnification. Mr. Ormand’s employment agreement expired in May 2012.

(7)
We entered into an employment agreement with Mr. Ferguson effective October 2009. Pursuant to his employment agreement, Mr. Ferguson agreed to serve for a three-year term that expired on October 1, 2012. We agreed to pay Mr. Ferguson a minimum base salary of $180,000, which was increased to $225,000 for 2010, and Mr. Ferguson’s employment agreement provided that he was eligible for an annual bonus based on performance criteria set by the Compensation Committee of our Board and to otherwise participate in all benefits, plans and programs, including improvements or modifications of the same, that were available to other executive employees of Company. Mr. Ferguson’s employment agreement contained standard provisions concerning noncompetition, nondisclosure and indemnification. Mr. Ferguson’s employment agreement expired in October 2012.

(8)
Mr. Dawson’s 2012 annualized salary was $275,000 CAD. The amount shown is converted to U.S. dollars using the nominal noon exchange rate on April 16, 2012, the effective date of his 2012 annual salary, as published by the Bank of Canada.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: August 2, 2013	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer